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                                                                    Exhibit 7.2



         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The Company completed its acquisition of 64K Incorporated (64K) on May 31, 1997. The accompanying unaudited pro forma consolidated condensed balance sheet of the Company combines the historical consolidated balance sheet of the Company as of February 28, 1997 and the balance sheet of 64K as of May 31, 1997 as if such transaction occurred on February 28, 1997.

         The accompanying unaudited pro forma consolidated condensed statement of operations for the nine months ended February 28, 1997 combines the unaudited historical consolidated statement of operations of the Company for the nine months ended February 28, 1997 and the statement of operations of 64K for the nine months ended February 28, 1997, as if the acquisition had occurred on June 1, 1996. The unaudited pro forma consolidated condensed financial statements give effect to the acquisition of 64K using the purchase method of accounting, and reflect the allocation of the purchase price of approximately $3.5 million primarily to purchased in-process research and development which has been expensed at the date of the acquisition as it had no alternative future use and relates to products for which technological feasibility had not been established. Pro forma statements of operations for prior periods are not presented as 64K had no significant operations prior to June 1, 1996.

         The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations would have been had the acquisition occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that the Company believes are reasonable. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and the financial statements of 64K and the notes thereto included or incorporated elsewhere herein.




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            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               February 28, 1997
                                 (in thousands)

                                                                                      Pro Forma      Pro Forma
                                                             Verity, Inc.   64K      Adjustments   Consolidated
                                                               --------   --------    --------       --------
                ASSETS

Current Assets:
      Cash and short-term investments                          $ 22,920   $     72    $ (3,500)(1)   $ 19,492
      Accounts receivable                                         8,554                                 8,554
      Prepaid expenses                                            1,769          4                      1,773
                                                               --------   --------    --------       --------
               Total current assets                              33,243         76      (3,500)        29,819

Property and equipment, at cost,
net of accumulated depreciation                                   9,182         44                      9,226

Long-term investments                                            10,188                                10,188
Other assets                                                        870                                   870
                                                               --------   --------    --------       --------
                Total assets                                   $ 53,483   $    120    $ (3,500)      $ 50,103
                                                               ========   ========    ========       ========


      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
      Current portion of long-term debt and capital lease
         obligations                                           $    648                              $    648
      Trade accounts payable and other accrued liabilities        6,695   $     37                      6,732
      Deferred revenue                                            3,568                                 3,568
                                                               --------   --------                   --------
               Total current liabilities                         10,911         37                     10,948

  Long-term debt and capital lease obligations,
        net of current portion                                      291                                   291
                                                               --------   --------                   --------
                Total liabilities                                11,202         37                     11,239

  Mandatorily redeemable convertible preferred stock                           471    $   (471)(1)

  Stockholders' equity (deficit)                                 42,281       (388)     (3,029)(1)     38,864
                                                               --------   --------    --------       --------
                  Total liabilities and stockholders' equity   $ 53,483   $    120    $ (3,500)      $ 50,103
                                                               ========   ========    ========       ========




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       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  For the nine months ended February 28, 1997
                     (in thousands, except per share data)

                                                                         Pro Forma      Pro Forma
                                                Verity, Inc.    64K     Adjustments   Consolidated
                                                 --------    --------    --------       --------
Revenues                                         $ 31,531                               $ 31,531
Cost of revenues                                    4,975                                  4,975
                                                 --------                               --------
               Gross profit                        26,556                                 26,556
                                                 --------                               --------
Operating expenses:
     Research and development                      10,839    $    214    $   (300)(2)     10,753
     Acquisition of in-process research
       and development                             10,029                                 10,029
     Marketing and sales                           15,454                                 15,454
     General and administrative                     3,548         112                      3,660
                                                 --------    --------    --------       --------
               Total operating expenses            39,870         326        (300)        39,896
                                                 --------    --------    --------       --------

Loss from operations                              (13,314)       (326)                   (13,340)
Other income, net                                   1,428           2        (155)(3)      1,275
                                                 --------    --------    --------       --------
Net loss                                         $(11,886)   $   (323)   $    145       $(12,064)
                                                 ========    ========    ========       ========
Net loss per share                               $  (1.10)                              $  (1.12)
                                                 ========                               ========
Number of shares used in per share calculation     10,800                                 10,800
                                                 ========                               ========



Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

        (1) The amount of the purchase price allocated to purchased research and development, which had no alternative future use and relates to products for which technological feasibility had not been established, was expensed at the acquisition date. Due to the non-recurring nature of the purchased research and development, it has been assumed to have been charged to operations before the beginning of the pro forma periods.

        (2) Elimination of the decline in the value of the Company's preferred stock investment in 64K recorded by the Company as research and development expense.

        (3) Reduction of interest income from cash used in the purchase of 64K for the nine months ended February 28, 1997.